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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cephalon, Inc. for the registration of $112,156,000 Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008; $164,080,000 Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010; and 4,789,040 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of CIMA Labs, Inc. appearing in the Current Report on Form 8-K/A of Cephalon, Inc. dated October 22, 2004.

/s/ Ernst & Young LLP
Minneapolis, Minnesota January 31, 2005

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Exhibit 23.3